EXHIBIT 23.3


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in Amendment One to the Registration Statement (Form S-4 No. 333-3691) and related Prospectus of K-III Communications Corporation for the exchange of 8 1/2 % Senior Notes due 2006 for outstanding 8 1/2% Senior Notes due 2006 and the exchange of Series D Exchangeable Preferred Stock Redeemable 2008 for outstanding shares of Series C Exchangeable Preferred Stock Redeemable 2008 of our report dated February 16, 1996, with respect to the consolidated financial statements of Westcott Communications, Inc., filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
Dallas, Texas
June 20, 1996